 Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements of TranSwitch Corporation and subsidiaries on Form S-3 (Nos. 333-184591) and on Form S-8 (Nos. 333-75800, 333-83187, 33-94234, 333-126129, 333-151113, 333-161231, 333-167324, 333-175060 and 333-183596) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated March 25, 2013, with respect to our audits of the consolidated financial statements and related consolidated financial schedule of TranSwitch Corporation and subsidiaries as of December 31, 2012 and 2011, and for each of the years in the three-year periods ended December 31, 2012, which report is included in the annual report on Form 10-K of TranSwitch Corporation and subsidiaries for the year ended December 31, 2012.

Our report on the consolidated financial statements refers to a change in the method of acocunting related to adoption of Financial Accounting Standards Board issued ASU No. 2011-05, Comprehensive Income (Topic 220), effective January 1, 2012.

/s/ Marcum LLP

Hartford, Connecticut

March 25, 2013